EXHIBIT 99.1

 CUMETRIX DATA SYSTEMS CORP. ANNOUNCES PRELIMINARY RESULTS OF AUDIT COMMITTEE INVESTIGATION, MANAGEMENT CHANGES AND DELAY IN FILING ANNUAL REPORT ON FORM
                                      10-K

 Company Reports Probable Reduction of Reported Revenues for Second and Third
  Quarters of Fiscal Year 1999 by $185,000 and $552,000, Respectively, from Previously Reported Revenues of $19,418,109 and $16,251,491, Respectively,
                         and Other Potential Adjustments

(BUSINESS WIRE)--July 13, 1999--Cumetrix Data Systems Corp. (NASDAQ: CDSC), announced today the preliminary results of an internal investigation into certain improprieties and record-keeping irregularities. In connection with this investigation, James Ung, the President of the Company and a director, and Mei Yang, the Secretary and Treasurer of the Company and a director, have been relieved from all executive officer and employment responsibilities held by them, and the Company intends to take all appropriate actions to remove Mr. Ung and Ms. Yang from the Board of Directors.

      The improprieties and record-keeping irregularities that formed the basis for the investigation were first brought to the attention of the Audit Committee of the Company's Board of Directors by the Chief Executive Officer and the Chief Financial Officer of the Company. At the request of the Audit Committee, the Company's management conducted an initial investigation. After receiving the results of management's initial investigation, the Audit Committee requested the Company's outside counsel, Troop Steuber Pasich Reddick & Tobey, LLP, to advise it in connection with a more detailed investigation. In connection with this investigation, Troop Steuber Pasich Reddick & Tobey, LLP retained a special investigative unit of the Company's outside auditors, Arthur Andersen LLP, to assist it in the investigation.

      During the investigation, the Audit Committee was presented with evidence that certain employees may have been involved in the unauthorized resale of OEM versions of computer software and may have participated in the falsification of invoices and other documents to circumvent the Company's internal controls. The Audit Committee also discovered evidence that unauthorized sales of OEM versions of computer software may have been made to entities possibly related to these certain employees, and subsequently repurchased by the Company from these entities at a higher price without an evident business purpose.

      The record-keeping irregularities and other improprieties may amount to a reduction of reported revenues during the second and third quarters of up to approximately $185,000 and $552,000, respectively, from previously reported revenues of $19,418,109 and $16,251,491, respectively. The Company is quantifying the reduction in net income resulting from these revenue reductions and will reflect necessary adjustments in its Annual Report on Form 10-K. The Company also expects that reserves, in an amount yet to be determined, will be



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established in connection with potential claims by the manufacturer of the OEM versions of computer software which was a subject of the investigation. In connection with the ongoing investigation, other adjustments may be identified. The Company intends to act expeditiously to restate its financial results for these quarters.

      The Company also announced today that, due to the results of this investigation, it will not be able to timely file its Annual Report on Form 10-K which is due to be filed on or before July 14, 1999. The Company intends to act expeditiously to complete its preparation of its fiscal year 1999 financial statements, to cooperate with Arthur Andersen LLP, its independent public accountants, in their audit of the Company's 1999 financial statements and to file as soon as practicable the Company's Annual Report on Form 10-K.

      The Company has contacted the staff of the Securities and Exchange Commission to provide complete details of the preliminary results of the internal investigation. The Company has also initiated contact with the manufacturer of the OEM versions of computer software at issue in the investigation.

      The Company plans to aggressively pursue every available means to pursue every remedy available to it for any and all damages resulting to the Company as a result of the conduct giving rise to the investigation.

      The Company notes that Mr. Ung, as President of the Company, was historically responsible for the origination of a large portion of the sales attributable to the Company's non-Internet computer components business since the Company's inception in April 1996. The Company intends to retain the services of a nationally-recognized executive recruiting firm to search for a President and Chief Operating Officer, to assume the duties of Mr. Ung as quickly as practicable. In addition, to facilitate appointment of a new President and Chief Operating Officer, Jeff Toghraie, the Chief Operating Officer of the Company has assumed the newly-created position of Vice President--Marketing. The Company also intends to act aggressively to attract qualified independent director candidates.

      Cumetrix Data Systems Corp. is a provider of computer-related products, peripherals and configuration services through traditional sales channels and through online e-commerce. The Company is headquartered in City of Industry, California.

      With the exception of historical information, certain statements in this press release are forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from the Company's expectations due to various factors. These factors include possible delays in the search for qualified replacements for the positions held by James Ung and Mei Yang and for certain director positions; risks associated with litigation; possible delays in the completion of the preparation of the Company's fiscal 1999 financial statements; possible delays in the audit of the Company's fiscal 1999 financial statements; and possible delays relating to the completion of the internal investigation. The risks highlighted herein


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should not be assumed to be the only things that could affect the future performance of the Company. Additional explanation of these factors and other factors affecting the Company's performance are set forth from time to time in the Company's filings with the U.S. Securities and Exchange Commission.

Contact: Carl L. Wood, 626-965-6899



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